Exhibit 99.1

For Release: January 16, 2007	For Further Information: Steven R. Lewis, President & CEO Paul S. Musgrove, CFO (330) 373-1221

First Place Financial Corp. Reports Net Income of $6.5 Million for

Second Quarter Fiscal 2006, Up 8.0% over Prior Year

Third Quarter Dividend of $0.155 declared

Highlights

•	Second quarter net income increased 8.0% to $6.5 million this year, up $0.5 million from $6.0 million last year.

•	First half net income increased 10.8% to $13.5 million this fiscal year up $1.3 million from $12.2 million last fiscal year.

•	Noninterest expense as a percent of average assets was 2.29% this quarter, down from 2.42% in the preceding quarter and down from 2.54% in the same quarter in the prior year.

•	Commercial loans grew $72 million or at an annualized rate of 32.7% during the current quarter and have increased to 39.6% of total portfolio loans.

•	Organic deposit growth was $69 million during the current quarter, which is growth at an annualized rate of 13.7%.

•	The Board of Directors declared a quarterly cash dividend of $0.155 per share.

Summary

Warren, Ohio—January 16, 2007—First Place Financial Corp. (Nasdaq: FPFC) reported net income of $6.5 million for the quarter ended December 31, 2006, compared with $6.0 million for the quarter ended December 31, 2005, an increase of 8.0%. Diluted earnings per share were $0.38 for the current quarter compared with $0.41 for the same quarter in the prior year, a decrease of $0.03 or 7.3%. First Place issued 2.3 million shares of common stock as a portion of the purchase price of Northern Savings and currently has 17.5 million shares outstanding. Return on average equity for the current quarter was 8.06% compared with 9.86% for the same quarter in the prior year. Return on average tangible equity for the current quarter was 11.90% compared with 13.77% for the same quarter in the prior year.

Net income for the three months ended December 31, 2006, of $6.5 million decreased $0.5 million or 6.7% compared with $7.0 million for the preceding quarter ended September 30, 2006. Diluted earnings per share for the current quarter of $0.38 decreased $0.03 from $0.41 for the preceding quarter, a decrease of 7.3%. Return on average assets declined to 0.86% compared with 0.90% for the preceding quarter. Return on average equity declined to 8.06% for the current quarter compared with 8.78% for the preceding quarter. The primary reasons for the decline in net income and diluted earnings per share were that pretax income from the previous quarter included $1.6 million in gains on the sale of assets from the Northern Savings acquisition and $0.9 million in income from a purchase accounting adjustment on a Federal Home Loan Bank advance that was called.

For the six months ended December 31, 2006, the Company reported net income of $13.5 million compared with $12.2 million for the same period in the prior year, or an increase of 10.8%. Diluted earnings per share were $0.79 for the first half of fiscal 2007 compared with $0.83 for the same period in the prior year, or a decline of 4.8%. Return on average assets and return on average equity for the six months ended December 31, 2006 were 0.88% and 8.42% respectively, down from 0.95% and 10.05% for the six months ended December 31, 2005.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “We are pleased to announce an increase of 8% in net income for the quarter over the prior year quarter. This was due in part to excellent control of expenses resulting in a ratio of noninterest expense to average assets of 2.29% for the current quarter down from 2.54% in the same quarter in the prior year. In addition, we were able to accomplish this while increasing our provision for loan losses by 18.5% over the prior year quarter and maintaining our allowance for loan losses at 0.97% of loans, the same level as it was at September 30, 2006. We continue to focus on those things which we can control, including noninterest expense and our interest rate risk profile, so that we are positioned to be even more successful in the future when we believe that the interest rate curve will return to a positive slope.”

Revenue

Net interest income for the second quarter of fiscal 2007 was $20.9 million, an increase of 6.4% over the second quarter of fiscal 2006. This increase was the net result of the benefit of a 17.1% increase in average earning assets in the current quarter compared with the same quarter in the prior year, partially offset by a decline in the net interest margin to 3.04% from 3.33% over the same periods. The increase in average earning assets was primarily due to the acquisition of Northern Savings on June 27, 2006. The net interest margin for the current quarter is down 0.29% from the second quarter of fiscal 2006 and down 0.20% from the preceding quarter. These declines have resulted from the flattening of the yield curve during the six months ended June 30, 2006, and the inversion of the yield curve during the six months ended December 31, 2006, in addition to the 10 basis point benefit from the call of a Federal Home Loan Bank advance discussed above. Steven Lewis stated, “It is a great challenge to manage net interest income while the interest rate curve is inverted. However, we were successful during this quarter in negotiating approximately $70 million of long-term borrowings at a savings of 110 basis points over short-term borrowing rates. Going forward, this will help counteract the downward pressure the inversion of the yield curve has put on the net interest margin during the current quarter.”

Noninterest income for the second quarter of fiscal 2007 was $7.5 million, an increase of $0.7 million or 10.3% over the same period in the prior year. The most significant increases in noninterest income in the current quarter over the prior year quarter were $0.4 million in other income-nonbank, $0.2 million in net gains on sale of loans and $0.1 million in service charges. The growth in nonbank income was due to growth in commission income in First Place’s investment and insurance affiliates.

Net gains on sale of loans were $1.6 million for the quarter ended December 31, 2006, a $0.2 million or 11.7% increase from the quarter ended December 31, 2005. The volume of loans sold in the current quarter of $197 million was down from $250 million sold in the same quarter in the prior year. However, higher margins on the sale of loans more than offset the decline in volume. The higher margins were due in part to the positive impact of activities to hedge the value of loan commitments and loans held for sale.

Noninterest Expense

Noninterest expense for the second quarter of fiscal year 2007 was $17.4 million, an increase of $0.9 million or 5.4% compared with the second quarter of fiscal year 2006. This was the result of the net impact of increases in salaries, employee benefits, occupancy and intangible amortization expenses related to the six retail sales offices added as a result of the Northern Savings acquisition substantially offset by a reduction in employee benefit costs. Employee benefit costs were reduced by $0.5 million due to a $0.6 million benefit resulting from an initiative to realign certain benefit plans to match our fiscal year. Noninterest expense as a percent of average assets was 2.29% for the quarter ended December 31, 2006, down from 2.42% for the preceding quarter and 2.54% from the same quarter in the prior year. Steve Lewis commented, “I congratulate our management team on an excellent quarter of expense control. They continue to seek and find ways to control noninterest expense.”

Asset Quality

Nonperforming assets were $29.4 million at December 31, 2006, or 0.96% of total assets, up $3.2 million from $26.2 million or 0.87% of total assets at September 30, 2006. The increase in nonperforming assets was due to a similar increase in nonperforming loans. Nonperforming loans were $25.7 million at December 31, 2006, up $3.4 million from $22.3 million at September 30, 2006. Nonperforming mortgage and construction loans increased $4.2 million during the quarter accounting for the majority of the increase. Of the total nonperforming loans at December 31, 2006, 68% were residential real estate loans and 21% were home equity loans. Mortgage and construction loans are generally well secured and if these loans do default, the actual losses are often only a fraction of the total loan amount. Net charge-offs for the quarter ended December 31, 2006 were $0.8 million compared with $0.9 million for the quarter ended September 30, 2006. The provision for loan losses for the current quarter was $1.4 million up $30,000 from the preceding quarter and up $220,000 from the same quarter in the prior year. The provision of $1.4 million was $0.6 million or 75% higher than chargeoffs in the current quarter of $0.8 million. The allowance for loan losses increased $0.6 million to $23.4 million at December 31, 2006, from $22.8 million at September 30, 2006. The ratio of the allowance for loan losses to total loans was 0.97% at December 31, 2006, equal to the ratio at September 30, 2006 and up from 0.95% at June 30, 2006. The increase in the provision and the allowance over prior periods are consistent with the increase in nonperforming loans.

Steven Lewis commented, “While we are concerned with the recent increase in nonperforming loans and are aggressively pursuing collection of these loans we recognize that our experience is not unique and is consistent with national and regional credit quality trends.”

Balance Sheet Activity

Assets were $3.074 billion at December 31, 2006, compared with $3.012 at September 30, 2006 and $3.113 at June 30, 2006. Total assets declined $101 million during the first quarter of fiscal 2007 due to a planned balance sheet restructuring in which First Place sold $98 million of loans held for sale and $16 million of securities available for sale acquired with Northern Savings. All of these assets were fixed rate assets and were sold primarily to achieve management’s interest rate risk objectives. The proceeds of the sale were used to reduce short-term borrowings. Total assets increased $62 million during the second quarter of fiscal 2007. Total portfolio loans were $2.423 billion at December 31, 2006, an increase of $63 million from September 30, 2006, or growth at an annualized rate of 10.7%. Commercial loans increased $72 million during the current quarter, or 32.7% annualized, to $960 million. Commercial loans now account for 39.6% of the loan portfolio up from 37.6% at September 30, 2006. Mortgage and construction loans decreased $10 million during the current quarter, and consumer loans increased $1 million during the current quarter.

Deposits totaled $2.136 billion at December 31, 2006, an increase of $59 million since September 30, 2006. This increase was composed of a $63 million increase in nonmaturity retail deposits, a $6 million increase in retail certificates of deposit and a $10 million decrease in brokered certificates of deposit. During the current quarter, total deposits grew at an annual rate of 11.4% while retail deposits grew at an annual rate of 13.7%. Nonmaturity retail deposits grew at an annual rate of 23.3% during the quarter. Total borrowings remained at $580 million at December 31, 2006, the same as at September 31, 2006. However, during the quarter, the Company committed to $70 million of long-term borrowings and used those funds to decrease short-term borrowings at higher interest rates.

Steven Lewis noted, “During this past quarter, we were successful in concentrating our asset growth in commercial loans which typically carry higher rates of interest than other types of loans or investments. At the same time we were able to improve our funding mix by concentrating our liability growth in nonmaturity deposits which typically carry lower interest rates and more repricing flexibility than certificates of deposit. These actions and our long-term borrowings will have a positive impact on our net interest margin in the short run and will reduce our exposure to changes in interest rates in the long run.”

Shareholders’ equity remains strong; it was $324 million at December 31, 2006, up $5 million from September 30, 2006 primarily due to net income during the quarter. Shareholders equity as a percent of assets was 10.55% at December 31, 2006, down from 10.59% at September 30, 2006. Tangible equity to assets increased to 7.44% at December 31, 2006 from 7.38% at September 30, 2006. There were no purchases of treasury stock during the current quarter although board authorization to repurchase shares is in place through March 2007 should the internal metrics for the acquisition of treasury shares be met.

Branch Purchase

On December 18, 2006 First Place announced that it had signed a definitive agreement with Republic Bank and Citizens Banking Corporation to acquire seven Republic Bank branches in the greater Flint, Michigan area. Based on the information available at that time, the transaction would result in First Place Bank assuming approximately $210 million in deposits, and receiving $30 million in fixed assets and consumer loans and $170 million in cash. The transaction is expected to close during the second calendar quarter of 2007 and be immediately accretive to earnings excluding the impact of one-time acquisition costs.

Board Actions

At its regular meeting held January 16, 2007, the Board of Directors declared a per share cash dividend of $0.155 payable on February 8, 2007, to shareholders of record as of the close of business on January 25, 2007.

About First Place Financial Corp.

First Place Financial Corp., a $3.1 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. operates 34 retail locations, 2 business financial service centers and 15 loan production offices through First Place Bank, and the Northern Savings and Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. Similarly, core noninterest expense or core noninterest income exclude the pretax impact of those same items that impact noninterest income or noninterest expense. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page eight.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended December 31,		Percent Change	Six months ended December 31,		Percent Change
(Dollars in thousands, except share data)	2006	2005		2006	2005

Interest income	$45,565	$36,530	24.7%	$92,319	$71,321	29.4%
Interest expense	24,663	16,878	46.1	48,685	32,238	51.0

Net interest income	20,902	19,652	6.4	43,634	39,083	11.6

Provision for loan losses	1,410	1,190	18.5	2,790	2,545	9.6

Net interest income after provision for loan losses	19,492	18,462	5.6	40,844	36,538	11.8

Noninterest income
Service charges	1,469	1,370	7.2	3,016	2,738	10.2
Net gains on sale of securities	2	—	N/M	84	—	N/M
Net gains on sale of loans	1,622	1,452	11.7	3,729	3,335	11.8
Loan servicing income	248	192	29.2	471	358	31.6
Other income – bank	1,847	1,853	(0.3)	3,742	3,622	3.3
Other income – non-bank	2,320	1,940	19.6	4,374	3,656	19.6

Total noninterest income	7,508	6,807	10.3	15,416	13,709	12.5

Noninterest expense
Salaries and employee benefits	8,023	8,487	(5.5)	17,772	16,283	9.1
Occupancy and equipment	2,861	2,463	16.2	5,742	4,881	17.6
Professional fees	773	622	24.3	1,445	1,440	0.3
Loan expenses	554	597	(7.2)	1,337	1,252	6.8
Marketing	666	538	23.8	1,296	1,162	11.5
Franchise taxes	330	237	39.2	490	328	49.4
Amortization of intangible assets	1,063	925	14.9	2,145	1,869	14.8
Other	3,155	2,666	18.3	6,131	5,386	13.8

Total noninterest expense	17,425	16,535	5.4	36,358	32,601	11.5

Income before income taxes	9,575	8,734	9.6	19,902	17,646	12.8
Provision for income taxes	3,045	2,688	13.3	6,370	5,433	17.2

Net income	$6,530	$6,046	8.0%	$13,532	$12,213	10.8%

SHARE DATA:
Basic earnings per share	$0.39	$0.42	(7.1)%	$0.80	$0.84	(4.8)%
Diluted earnings per share	$0.38	$0.41	(7.3)	$0.79	$0.83	(4.8)
Cash dividends per share	$0.155	$0.14	10.7	$0.31	$0.28	10.7
Average shares outstanding—basic	16,958,663	14,519,178	16.8	16,939,742	14,496,231	16.9
Average shares outstanding—diluted	17,208,500	14,780,088	16.4	17,184,810	14,745,511	16.6

N/M—Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	Dec 31, 2006 (Unaudited)	Sept 30, 2006 (Unaudited)	June 30, 2006	Mar 31, 2006 (Unaudited)	Dec 31, 2005 (Unaudited)

ASSETS
Cash and due from banks	$75,946	$73,736	$72,906	$60,513	$70,153
Interest-bearing deposits in other banks	84	79	4,605	4,600	—
Securities available for sale	267,613	271,506	302,994	266,170	286,864
Loans held for sale	75,572	76,541	154,799	59,015	83,754
Loans
Mortgage and construction	1,102,648	1,112,827	1,123,911	916,479	884,123
Commercial	959,678	887,183	856,129	789,992	775,782
Consumer	361,082	360,157	370,744	358,004	345,643

Total loans	2,423,408	2,360,167	2,350,784	2,064,475	2,005,548
Less allowance for loan losses	23,425	22,819	22,319	20,170	19,617

Loans, net	2,399,983	2,337,348	2,328,465	2,044,305	1,985,931
Federal Home Loan Bank stock	33,209	32,946	32,616	27,518	31,281
Premises and equipment, net	38,690	37,498	35,485	25,428	24,128
Goodwill	88,046	88,046	88,009	56,207	55,173
Core deposit and other intangibles	15,260	16,323	17,405	12,525	13,413
Other assets	79,849	78,209	75,926	90,874	75,834

Total assets	$3,074,252	$3,012,232	$3,113,210	$2,647,155	$2,626,531

LIABILITIES
Deposits
Non-interest bearing checking	$234,576	$214,067	$224,738	$223,647	$251,624
Interest bearing checking	146,878	136,063	140,752	117,586	122,219
Savings	307,581	274,547	242,178	205,284	196,754
Money market	464,999	465,898	511,482	442,061	450,746
Certificates of deposit	982,050	986,350	941,597	759,784	743,738

Total deposits	2,136,084	2,076,925	2,060,747	1,748,362	1,765,081
Securities sold under agreements to repurchase	67,325	51,533	44,013	39,911	39,095
Borrowings	450,522	466,633	603,906	515,016	482,944
Junior subordinated debentures owed to unconsolidated subsidiary trusts	61,857	61,857	61,857	61,857	61,857
Other liabilities	34,069	36,228	31,113	29,992	32,363

Total liabilities	2,749,857	2,693,176	2,801,636	2,395,138	2,381,340

SHAREHOLDERS’ EQUITY	324,395	319,056	311,574	252,017	245,191

Total liabilities and shareholders’ equity	$3,074,252	$3,012,232	$3,113,210	$2,647,155	$2,626,531

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the six months ended December 31,
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
(Dollars in thousands except per share data)	FY 2007	FY 2007	FY 2006	FY 2006	FY 2006	2006	2005

EARNINGS (GAAP)
Tax equivalent net interest income	$21,276	23,089	20,565	19,305	19,876	44,365	39,526
Net interest income	$20,902	22,732	20,251	19,080	19,652	43,634	39,083
Provision for loan losses	$1,410	1,380	2,317	1,013	1,190	2,790	2,545
Noninterest income	$7,508	7,908	7,372	7,904	6,807	15,416	13,709
Noninterest expense	$17,425	18,933	18,800	16,749	16,535	36,358	32,601
Net income	$6,530	7,002	4,505	6,326	6,046	13,532	12,213
Basic earnings per share	$0.39	0.41	0.31	0.43	0.42	0.80	0.84
Diluted earnings per share	$0.38	0.41	0.30	0.43	0.41	0.79	0.83

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	0.86%	0.90%	0.67%	0.98%	0.93%	0.88%	0.95%
Return on average equity	8.06%	8.78%	7.02%	10.30%	9.86%	8.42%	10.05%
Return on average tangible assets	0.89%	0.93%	0.69%	1.00%	0.95%	0.91%	0.97%
Return on average tangible equity	11.90%	13.13%	9.64%	14.22%	13.77%	12.51%	14.11%
Net interest margin, fully tax equivalent	3.04%	3.24%	3.29%	3.17%	3.33%	3.14%	3.34%
Efficiency ratio	60.54%	61.08%	67.29%	61.56%	61.97%	60.82%	61.24%
Noninterest expense as a percent of average assets	2.29%	2.42%	2.79%	2.58%	2.54%	2.36%	2.53%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income	$6,530	7,002	4,505	6,326	6,046	13,532	12,213
Merger, integration and restructuring, net of tax	$—	—	1,413	—	—	—	—
Core earnings	$6,530	7,002	5,918	6,326	6,046	13,532	12,213

CORE EARNINGS
Core earnings	$6,530	7,002	5,918	6,326	6,046	13,532	12,213
Basic core earnings per share	$0.39	0.41	0.40	0.43	0.42	0.80	0.84
Core diluted earnings per share	$0.38	0.41	0.40	0.43	0.41	0.79	0.83

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.86%	0.90%	0.88%	0.98%	0.93%	0.88%	0.95%
Core return on average equity	8.06%	8.78%	9.22%	10.30%	9.86%	8.42%	10.05%
Core return on average tangible assets	0.89%	0.93%	0.90%	1.00%	0.95%	0.91%	0.97%
Core return on average tangible equity	11.90%	13.13%	12.66%	14.22%	13.77%	12.51%	14.11%
Core net interest margin, fully tax equivalent	3.04%	3.24%	3.29%	3.17%	3.33%	3.14%	3.34%
Core efficiency ratio	60.54%	61.08%	59.52%	61.56%	61.97%	60.82%	61.24%
Core noninterest expense as a percent of average assets	2.29%	2.42%	2.47%	2.58%	2.54%	2.36%	2.53%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the six months ended December 31,
	12/31/06 2nd Qtr	9/30/06 1st Qtr	6/30/06 4th Qtr	3/31/06 3rd Qtr	12/31/05 2nd Qtr
(Dollars in thousands except per share data)	FY 2007	FY 2007	FY 2006	FY 2006	FY 2006	2006	2005

CAPITAL
Equity to total assets at end of period	10.55%	10.59%	10.01%	9.52%	9.34%	10.55%	9.34%
Tangible equity to tangible assets	7.44%	7.38%	6.85%	7.11%	6.90%	7.44%	6.90%
Book value per share	$18.57	18.28	17.87	16.65	16.24	18.57	16.24
Tangible book value per share	$12.66	12.30	11.83	12.11	11.70	12.66	11.70
Period-end market value per share	$23.49	22.66	23.01	24.80	24.05	23.49	24.05
Dividends declared per common share	$0.155	0.14	0.14	0.14	0.14	0.31	0.28
Common stock dividend payout ratio	40.79%	34.15%	46.67%	32.56%	34.15%	39.24%	33.73%
Period-end common shares outstanding (000)	17,470	17,456	17,433	15,136	15,096	17,470	15,096
Average basic shares outstanding (000)	16,959	16,921	14,704	14,565	14,519	16,940	14,496
Average diluted shares outstanding (000)	17,209	17,163	14,950	14,841	14,780	17,185	14,746

ASSET QUALITY
Net charge-offs (recoveries)	$805	879	694	460	767	1,684	1,194
Annualized net charge-offs (recoveries) to average loans	0.13%	0.15%	0.13%	0.09%	0.16%	0.14%	0.13%
Nonperforming loans (NPLs)	$25,702	22,284	16,771	16,117	13,419	25,702	13,419
NPLs as a percent of total loans	1.06%	0.94%	0.71%	0.78%	0.67%	1.06%	0.67%
Nonperforming assets (NPAs)	$29,439	26,184	20,695	19,940	16,294	29,439	16,294
NPAs as a percent of total assets	0.96%	0.87%	0.66%	0.75%	0.62%	0.96%	0.62%
Allowance for loan losses	$23,425	22,819	22,319	20,170	19,617	23,425	19,617
Allowance for loan losses as a percent of loans	0.97%	0.97%	0.95%	0.98%	0.98%	0.97%	0.98%
Allowance for loan losses as a percent of NPLs	91.14%	102.40%	133.08%	125.15%	146.19%	91.14%	146.19%

MORTGAGE BANKING
Mortgage originations	$234,100	296,600	329,600	270,400	339,100	530,700	759,000
Net gains on sale of loans	$1,622	2,107	1,196	1,391	1,452	3,729	3,335
Mortgage servicing portfolio	$1,972,502	1,882,029	1,627,595	1,485,629	2,446,605	1,972,502	2,446,605
Mortgage servicing rights	$19,497	18,882	16,167	14,759	24,448	19,497	24,448
Mortgage servicing rights valuation (loss) recovery	$(55)	20	(95)	257	107	(35)	354
Mortgage servicing rights / Mortgage servicing portfolio	0.99%	1.00%	0.99%	0.99%	1.00%	0.99%	1.00%

END OF PERIOD BALANCES
Assets	$3,074,252	3,012,232	3,113,210	2,647,155	2,626,531	3,074,252	2,626,531
Deposits	$2,136,084	2,076,925	2,060,747	1,748,362	1,765,081	2,136,084	1,765,081
Shareholders’ equity	$324,395	319,056	311,574	252,017	245,191	324,395	245,191
Tangible shareholders’ equity	$221,089	214,687	206,160	183,285	176,605	221,089	176,605

AVERAGE BALANCES
Loans	$2,428,262	2,370,173	2,115,447	2,036,257	1,952,498	2,399,218	1,901,376
Loans held for sale	$68,984	170,416	71,541	84,698	115,185	119,700	143,147
Earning assets	$2,799,368	2,853,699	2,497,241	2,436,108	2,389,805	2,826,534	2,367,585
Assets	$3,023,710	3,097,857	2,703,370	2,630,097	2,582,202	3,060,784	2,559,461
Deposits	$2,118,827	2,063,538	1,784,940	1,738,856	1,763,597	2,091,182	1,750,683
Shareholders’ equity	$321,456	316,455	257,467	249,155	243,175	318,956	241,178
Tangible shareholders’ equity	$217,641	211,538	187,522	180,362	174,145	214,589	171,693